Fort Pitt Capital Group, Inc.

Code of Ethics

January 2011

PREAMBLE

This Code of Ethics (“Code”) is being adopted for Fort Pitt Capital Group, Inc. (“Adviser” or “Fort Pitt”).  This Code is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”).  Rule 17j-1 and Rule 204A-1 apply because Fort Pitt serves Fort Pitt Capital Funds and one or more mutual fund series thereof (“Trust”), as well as other individual and institutional customers.  (Throughout this Code, the term “Clients” shall collectively mean the Trust and Fort Pitt’s other individual and institutional customers for whom Fort Pitt renders investment advisory services.)  This Code seeks to serve and safeguard Clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws.  While reading this Code, please note that any capitalized terms not defined in the text of a particular provision are defined in Section 1 below.

In general, those subject to this Code owe a fiduciary duty to Clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of Clients, (ii) taking inappropriate advantage of one’s position with Fort Pitt; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

With regard to Fort Pitt’s service as investment adviser to the Trust, Rule 17j-1 imposes additional duties.1  Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of the Trust or Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Trust:2

(1)	To employ any device, scheme or artifice to defraud the Trust;

(2)
To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

(4)	To engage in any manipulative practice with respect to the Trust.

1 Rule 17j-1 requires that the Trust and Adviser adopt a written code of ethics (a separate document), which must be approved by a majority of the Board of Trustees of the Trust (“Board of Trustees”) (including a majority of Independent Trustees).  This Code is substantially identical to the code of ethics adopted by the Trust and Fort Pitt under Rule 17j-1; any differences arise largely from slightly varying definitions found under Rule 17j-1 and Rule 204A-1.

2 A security “held or to be acquired” is defined as (a) if within the most recent fifteen (15) days it (i) is or has been held by the Trust or any other Client, or (ii) is being or has been considered by the Trust, its Adviser or Fort Pitt for purchase by the Trust or any other client, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

Rule 204A-1 contains additional ethical standards and reporting requirements, which this Code is designed to address.  In compliance with Rule 204A-1, the persons subject to this Code include all Supervised Persons of Fort Pitt.

RISKS

In developing this policy and procedures, Fort Pitt considered the material risks associated with administering the Code of Ethics.  This analysis includes risks such as:

•
Access person engages in various personal trading practices that wrongly make use of nonpublic information resulting in harm to Clients or unjust enrichment to access person. (These practices include trading ahead of Clients and passing nonpublic information on to spouses and other persons over whose accounts the access person has control.)

•	Access persons are able to cherry pick Clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

•	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients.

•	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act.

•	Access persons are not aware of what constitutes insider information.

•	Employees use firm property, including research, supplies, and equipment, for personal benefit.

1.	DEFINITIONS

A.
“Access Person” means any Supervised Person (i) who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding portfolio holdings of the Trust, or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.3 Due to the small size of the firm, all employees are considered to be Access Persons.

B.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation.  An automatic investment plan includes a dividend reinvestment plan.

C.
A security is “being considered for purchase or sale “or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the Trust or any other Client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

D.
“Beneficial ownership “shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

3 This definition is based upon the provisions of Rule 204A-1.  The Trust’s code of ethics (a separate document) defines “Access Person” in a slightly narrower manner.

E.
“Chief Compliance Officer” shall mean the duly appointed principal compliance officer of the Trust or Adviser, as applicable.  (It is possible that one person may serve as the principal compliance officer for both the Trust and Adviser.)

F.	“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act.

G.
“Federal Securities Laws” means: (i) the Securities Act of 1933; (ii) the Securities Exchange Act of 1934; (iii) the Sarbanes-Oxley Act of 2002; (iv) the Investment Company Act of 1940; (v) the Investment Advisers Act of 1940; (vi) Title V of the Gramm-Leach-Bliley Act; (vii) any rules adopted by the Securities and Exchange Commission under any of the these statutes; (viii) the Bank Secrecy Act as it applies to funds and investment advisers; and (ix) any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

H.	“Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

I.
“Investment Personnel” means (i) any Portfolio Manager of the Trust as defined in (j) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (iv) any natural person who controls the Trust or Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

J.	“Portfolio Manager” means an employee of Adviser of the Trust entrusted with the direct authority to make investment decisions affecting an investment company.

K.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

L.
“Security” or “securities” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act4, except that it shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations (including repurchase agreements) and shares of registered open-end investment companies (other than those advised or sub-advised by Fort Pitt ).

4 Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act define “Security” to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contact, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege ) entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

M.
“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Fort Pitt, or other person who provides investment advice on behalf of Fort Pitt and is subject to the supervision and control of Fort Pitt.

2.	PROHIBITED TRANSACTIONS

A.	No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rules 17j-1 set forth above.

B.	No Access Person shall:

(i)
divulge to any person any Client holdings, any recommendations made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

(ii)	take into consideration his or her personal financial situations when giving investment advice to Clients. An Access Person shall use his or her best judgment in giving investment advice.

(iii)
seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Trust or Fort Pitt because of such person’s association with the Trust or Fort Pitt. For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Trust or Fort Pitt will not be a violation of this section:

A.	an occasional meal;

B.	an occasional ticket to a sporting event, the theater or comparable entertainment;

C.	a holiday gift of fruit or other foods, or other comparable gift.

(iv)	violate the Policy Statement on Insider Trading attached hereto as Exhibit A.

(v)
directly or indirectly acquire beneficial ownership in any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with the Trust or Adviser.

(vi)
directly or indirectly acquire beneficial ownership of any securities in a private placement, without prior written approval of the Chief Compliance Officer. Any Access Person authorized to purchase securities in a private placement shall disclose that investment when they play a part in the Trust’s or Fort Pitt’s subsequent consideration of an investment in the issuer. In such circumstances, the Trust’s or Fort Pitt’s decision to purchase securities of the issuer shall be subject to independent review by officers of the Trust or Fort Pitt (as applicable) who have no personal interest in the issuer.

(vii)
engage in excessive trading for their personal securities accounts.  Excessive personal trading by an Access Person diverts an Access Person’s attention away from the responsibility of providing services to the firm’s Clients and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions. This Code does not define “excessive trading” but rather leaves such determinations to the judgment of the Chief Compliance Officer based on the circumstances.

(viii)	engage in a personal securities transaction on a day during which any Client has a pending “buy” or “sell” order for the same security until that order is executed or withdrawn.

(ix)
buy or sell a security within one business day (five business days for securities with a market capitalization of $1 billion or less) before or after that security is bought or sold on behalf of a Client.

(x)	buy or sell shares of the Trust starting five business days before a public announcement concerning the Trust and ending five business days after such public announcement.

(xi)
serve on the board of directors of any publicly traded company without prior authorization of the Chief Compliance Officer. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Trust or Fort Pitt (as applicable).

3.	COMPLIANCE PROCEDURES

A.	Pre-Clearance

With the exception of the Independent Trustees of the Trust, all Access Persons shall receive prior written approval from the Chief Compliance Officer before buying or selling securities.  Each Access Person seeking prior written approval shall Complete Exhibit B attached hereto and submit it to the Chief Compliance Officer for review.  With regard to approved purchases of securities, the Chief Compliance Officer will retain a record of approval as well as the rationale supporting such approval.

B.	Exceptions

The Chief Compliance Officer may grant exceptions to any of the above-listed prohibited transactions in cases of personal hardship or other appropriate circumstances.  Each Access Person seeking an exception shall complete Exhibit B attached hereto and submit it to the Chief Compliance Officer for review.  The Chief Compliance Officer will retain written documentation of any such request and response as well as the rationale supporting such decision.

C.	Duplicate Confirmations and Account Statements

With the exception of the Independent Trustees of the Trust, all Access Persons shall direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of the confirmation of all personal securities transactions and copies of all periodic statements for all securities accounts.

D.	Disclosure of Personal Holdings (Initial and Annual Reports)

All Access Persons, with the exception of Independent Trustees of the Trust, shall report and disclose to the Chief Compliance Officer, all personal securities holdings upon commencement of employment with the Trust or Fort Pitt, as the case may be, and thereafter on an annual basis. This Initial Report shall be made on the form attached as Exhibit C and the Annual Report shall be made on the form attached as Exhibit D. In lieu of Exhibit C and Exhibit D Access Persons may provide other reports such as a brokerage statement as long as it includes all information as outlined in Exhibit C and/or Exhibit D.  Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person.  The required elements to be reported on both the initial report and the annual holdings report:

a)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

b)	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

c)
The date the access person submits the report. (Initial Reports shall be made no later than 10 days after the person becomes an Access Person, and the information contained in the Initial Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.)

Annual Reports shall be submitted within 45 days after the end of each calendar year and provide information on personal securities holdings that is current as of a date no more than 45 days before the date such Annual Report is submitted.  Thus, each Annual Reports should include information as of December 31st of each year and be submitted no later than February 14th of the following year.

E.	Quarterly Reporting Requirements

(i)
Every Access Person shall report to the Chief Compliance Officer the information described in Sub-paragraph (d)(iii) of this Section with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report: (A) with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or (B) with respect to transactions effected pursuant to an Automatic Investment Plan.

(ii)
An Independent Trustee of the Trust need only report a transaction in a security if such trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his official duties as a trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase by the Trust or by its investment adviser. Such reports will include the information described in Sub-paragraph (d)(iii) of this Section.

(iii)
Reports required to be made under this Sub-paragraph (d) shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every Access Person, with the exception the Independent Trustees of the Trust (unless required by Sub-paragraph (d)(ii) above), shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person and the date the account was established. A report shall be made on the form attached hereto as Exhibit E or on any other form acceptable to the Chief Compliance Officer (which may include the duplicate confirmation and account statements in Subsection (c) of this Section, so long as such duplicate confirmations or account statements are received no later than 30 days after the end of the applicable calendar quarter).  In any event, the report shall contain the following information:

A.
the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

B.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

C.	the price of the security at which the transaction was effected;

D.	the name of the broker, dealer or bank with or through whom the transaction was effected; and

E.	the date that the report is submitted.

F.	Annual Certification/Questionnaire

Every Access Person, including Independent Trustees, shall certify annually that:

(i)	they have read and understand the Code and recognize that they are subject thereto;

(ii)	they have complied with the requirements of the Code; and

(iii)	they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code.

In addition, all Access Persons shall complete an Annual Conflicts of Interest Questionnaire which is designed to keep the Chief Compliance Officer informed of an Access Person’s actual or perceived conflicts of interest.

G.	Reporting of Code Violations

(i)	Conflict of Interest. Every Access Person shall report to the Chief Compliance Officer any personal conflict of interest relationship which may involve the Trust, the Fund or other Client.

(ii)	Other Violations. Every Access Person shall promptly report to the Chief Compliance Officer any other violation of the Code.

H.	Notification by Chief Compliance Officer

The Chief Compliance Officer shall notify each Access Person that he or she is subject to the provisions of this Code, and shall deliver a copy of this Code to each Access Person, and each such Access Person shall provide written acknowledgement of the Code’s receipt.

I.	Review of Reports

The Chief Compliance Officer shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements submitted to them by Access Persons, as soon as practicable after the submission of such reports to the Chief Compliance Officer, in order to determine compliance with this Code

J.	Training Provided by the Chief Compliance Officer

The Chief Compliance Officer will provide training to all Access Persons at least annually regarding insider trading (Exhibit A: Policy Statement on Insider Trading) and the provisions of this Code.

K.	Further Information

Access Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

4.	REPORTING OF APPARENT CODE VIOLATIONS TO THE BOARD OF TRUSTEES

A.	The Chief Compliance Officer shall promptly report to the Board of Trustees all apparent violations of this Code and the reporting requirements thereunder.

B.
When the Chief Compliance Officer finds that a transaction otherwise reportable to the Board of Trustees under Paragraph (a) of this Section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-l(b), such Chief Compliance Officer may, in such Chief Compliance Officer’s discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code, in lieu of reporting the transaction to the Trust’s Board of Trustees.

5.	ANNUAL REPORTING TO THE BOARD OF TRUSTEES OF THE TRUST

The Trust and Fort Pitt shall each prepare an annual written report relating to this Code to the Trust’s Board of Trustees. Such annual report shall:

A.	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

B.
describe any issues arising under this Code or procedures since the last report to the Board of Trustees including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

C.
identify any recommended changes in the existing restrictions or procedures based upon the experience of the Trust and Fort Pitt under this Code, evolving industry practices or developments in applicable laws or regulations; and

D.	certify that the Trust and Fort Pitt have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

6.	SANCTIONS

Upon discovering a violation of this Code, the Chief Compliance Officer may impose appropriate sanctions including, among other things: (a) a letter of censure; or (b) a recommendation to management for the suspension or termination of the employment of the violator (subject to approval by Fort Pitt’s management or the Trust’s Board of Trustees, as appropriate).

7.	RETENTION OF RECORDS

This Code, a list of all persons required to make reports hereunder from time to time, or who are responsible for reviewing such reports, a copy of each report made by an Access Person hereunder, a record of any decision and the rationale supporting the decision to approve the purchase of securities by Access Persons, each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each written annual report to the Board of Trustees, shall be maintained by the Trust and Fort Pitt as required under Rule 17j-1.

8.	ADDITIONAL SARBANES-OXLEY CODE OF ETHICS REQUIREMENTS

The Trust’s principal executive officer, principal financial officer and principal accounting officer shall be subject to additional requirements imposed by a separate code of ethics mandated by certain rules promulgated under Section 406 of the Sarbanes-Oxley Act of 2002.